SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

 (Date of earliest event reported)

July 10, 2002

CSB Bancorp, Inc.

(Exact name of Registrant as specified in its Charter)

Ohio	0-21714	34-1687530
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification Number)

6 West Jackson Street, P.O. Box 232, Millersburg, Ohio	44654
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 674-9015

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events and Regulation FD Disclosure

On July 10, 2002, CSB Bancorp, Inc. released a letter to shareholders that included an announcement of quarterly dividends to shareholders. A copy of the letter to shareholders is attached to this report as Exhibit 99.1.

Item 7.  Financial Statements and Exhibits

(a)	Exhibits
	99.1	Report to shareholders dated July 10, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSB BANCORP, INC.

Date: July 10, 2002	By: /s/A. Lee Miller
A. Lee Miller Senior Vice President Chief Financial Officer

Exhibit 99.1

July 10, 2002

Dear Shareholder:

As a result of being removed from the Written Agreement effective June 14, 2002, the Company is no longer required to obtain special regulatory approval prior to announcing or paying shareholder dividends.

As a result of continuing profitability, the Company is pleased to announce the continuation of quarterly dividends for the second quarter of year 2002.  Your check or statement representing $0.05 per share is enclosed.

The termination of the Written Agreement has been the Company’s primary strategic objective since November of 2000.   In just eighteen months, the twenty-five paragraphs contained in the Agreement have been fully complied with and the common goal to restore and maintain the financial soundness of the Company has been completed.  A copy of the News Release is enclosed for your perusal.

As the News Release states:  “The Company’s continuing progress and success is attributable to the joint diligent efforts of Directors, Officers, and Staff, coupled with steadfast Shareholder, Customer, and Community support.”

You may be assured that the Board, Management, and Staff will continue to focus our efforts on further strengthening the Company, improving financial performance, and building shareholder value.

Sincerely,

CSB BANCORP, INC.

/s/ C. James Bess

C. James Bess

Chairman, President, & CEO